                                                                   EXHIBIT 10.18

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into by and between Stellex Aerospace Holdings, Inc. (the "Company") and Bradley C. Call ("Employee"), as of the 1st day of June, 1998.

I.   EMPLOYMENT.

     The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth, from June 1, 1998, to and including June 30, 2002.

II.  DUTIES.

     A. Employee shall serve during the course of his employment as President and Chief Executive Officer of the Company and Stellex Aerospace, an indirect subsidiary of the Company ("Stellex Aerospace") and shall have such other duties, responsibilities, and titles on behalf of the Company or any of its direct or indirect subsidiaries as the Board of Directors of the Company shall determine from time to time. In the event that at any time during the term of this Agreement Employee serves as a Director of the Company or any of its direct or indirect subsidiaries, Employee shall not participate as a Director in any actions taken, determinations made, or instructions given by the Board of Directors that relate to Employee's employment with the Company or any aspect of this Agreement.

     B. Employee shall perform all duties incident to the position of President and Chief Executive Officer as may from time to time be requested by the Board of Directors. At all times, Employee shall devote his full time and best efforts, knowledge and experience to performing his duties hereunder, shall perform such duties in a diligent and competent manner and shall act in conformity with the written and oral policies of the Company and within the limits, budgets and business plans set by the Company. Employee will at all times during the term of his employment with the Company strictly adhere to and obey all of the rules and regulations in effect from time to time relating to the conduct of employees of the Company. Employee further agrees that to the best of his ability and experience he will at all times loyally and conscientiously perform all duties and obligations whether expressly or implicitly required of him by the terms of this Agreement. Nothing herein shall preclude Employee from participating as an advisor or board member of an outside organization (whether corporate or other form of organization) which is not in competition with the Company or its subsidiaries or affiliates, as long as it does not materially detract from Employee's performance of duties for the Company.

     C. For the term of this Agreement, Employee shall report to the Board of Directors of the Company.

III. COMPENSATION.

     A. Base Salary. The Company will pay to Employee a base salary at the rate of $300,000 per year effective as of June 1, 1998. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company's customary payroll practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Board of Directors will review Employee's base salary annually and, in their sole discretion, may increase such base salary as of the first day of January of each year during the term of this Agreement. The Board of Directors may also, in their sole discretion, increase Employee's base salary in the event Employee's responsibilities are significantly increased by reason of changes in the Company's size and complexity.

     B. Annual Incentive Bonus. Employee shall be eligible for an annual incentive bonus, beginning with the Company's 1998 fiscal year, pursuant to the terms set forth on Exhibit A hereto.

     C. Savings and Retirement Plans. During the term of this Agreement, Employee shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other peer executives of Stellex Aerospace.

     D. Welfare Benefit Plans. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by Stellex Aerospace (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of Stellex Aerospace.

     E. Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other peer executives of Stellex Aerospace.

     F. Fringe Benefits. Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other peer executives of Stellex Aerospace.

     G. Special Allowances and Benefits. Employee shall be entitled to the following special expense allowances and benefits:

          1) Automobile. Reimbursement of up to $1,400 per month for automobile expenses.

          2) Country Club. Reimbursement of up to $600 per month for dues for membership in a local country club of Employee's choice.

          3) Deferred Compensation Plan. Employee shall continue to participate in the Stellex Aerospace deferred compensation plan on substantially the same terms as reflected in the Deferred Compensation Agreement and related Insurance Agreement executed on June 29, 1988 and August 23, 1989, respectively.

     H. Vacation. Employee shall be entitled to four (4) weeks paid vacation per calendar year, subject to a maximum vacation accrual at any time of two (2) weeks as of the end of the calendar year.

     I. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs referred to in Sections III-C through F above at any time without recourse by Employee so long as such action is taken generally with respect to other similarly situated peer executives and does not single out Employee.

IV.  TERMINATION.

     A. Death or Disability. Employee's employment shall terminate automatically upon Employee's death. If the Company determines that the Disability of Employee has occurred (pursuant to the definition of Disability set forth below), it may terminate Employee's employment by giving written notice in accordance with Section XIX. For purposes of this Agreement, "Disability" shall mean a physical or mental impairment which substantially limits a major life activity of Employee and which renders Employee unable to perform the essential functions of his position, with or without reasonable accommodation, for a period of 120 consecutive days or for successive periods aggregating more than 180 days in any twelve-month period. The Company reserves the right to make the determination of disability under this Agreement based upon information supplied by Employee and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

     B. Cause. The Company may terminate Employee's employment for Cause. For purposes of this Agreement, "Cause" shall be determined by the Board of Directors based upon the information then known to the Company, and shall mean any of the following: (i) Employee's material breach of any provision of this Agreement; (ii) Employee's failure or neglect to perform the duties of his position with the Company including, but not limited to, material or repeated failure to implement or achieve the Company's reasonable business plan; (iii) Employee's development or pursuit of interests adverse to the Company or any of its direct or indirect subsidiaries or parent companies or their affiliates;
(iv) Employee's insubordination; (v) Employee's willful misconduct, dishonesty, gross negligence, theft, fraud or other illegal conduct; (vi) Employee's conduct which reflects adversely upon, or remarks disparaging of, the Company or its affiliates or subsidiaries, or its or their Boards, officers, or directors;
(vii) Employee's violation of any fiduciary duty or duty of loyalty to the Company; or (viii) any other material reason which would justify a reasonably prudent employer in terminating an employee's employment in similar circumstances. In the event of circumstances described in clause (i) or

(viii) above, the Company will give Employee ten (10) days advance written notice of the Company's intent to terminate Employee's employment due to circumstances described in clause (i) or (viii) above, and offer Employee the opportunity to meet with the Board of Directors to discuss whether such circumstances justify termination.

     C. Other than Cause or Death or Disability. The Company may terminate Employee's employment at any time, with or without cause.

     D. Obligations of the Company upon Termination.

     1. Death or Disability. If Employee's employment is terminated by reason of Employee's Death or Disability, this Agreement shall terminate without further obligations to Employee or his legal representatives under this Agreement, other than for (a) payment of the sum of (i) Employee's annual base salary through the date of termination to the extent not theretofore paid and (ii) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"), which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination; (b) payment to Employee or his estate or beneficiary, as applicable, of any amounts due pursuant to the terms of any applicable welfare benefit plans, and (c) payment to Employee or his estate or beneficiary, as applicable, of any incentive bonus earned for the fiscal year ending prior to the date of termination, to the extent not theretofore paid ("Accrued Bonus"), in a lump sum within the time specified in Exhibit A hereto.

     2. Cause. If Employee's employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under this
Section IV-D-2, then the Company's decision to terminate shall be deemed to have been made under Section IV-D-3 and the amounts payable thereunder shall be the only amounts Employee may receive for his termination.

     3. Other than Cause or Death or Disability. If the Company terminates Employee's employment other than for Cause or for Death or Disability, this Agreement shall terminate without further obligations to Employee other than (a) the timely payment of Accrued Obligations, (b) continuation of Employee's base salary for the lesser of (i) the remainder of the term of this Agreement or (ii) one (1) year, (c) a lump sum payment in lieu of benefits continuation in the amount of $5,000, to be paid to Employee within thirty (30) days of the date of termination, and (d) the timely payment of any Accrued Bonus. The Company shall make any salary continuation payments to Employee in the Company's normal payroll cycles and shall deduct standard withholdings and other authorized deductions.

     4. Termination by Employee. If Employee's employment is terminated by Employee, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations.

     5. Exclusive Remedy. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

V.   CONFIDENTIAL AND PROPRIETARY INFORMATION.

     A. Employee, in the performance of Employee's duties on behalf of the Company, shall have access to, receive and be entrusted with confidential, proprietary information, including but in no way limited to inventions, improvements, technical developments, trademarks, designs, formulae, processes, computer programs, know-how, techniques, data, trade secrets, discoveries, copyrightable works, financial data, and other information or documents regarding the business or technology of the Company and its subsidiaries and affiliates, including but not limited to drawings, computer programs or portions thereof, computer data, blueprints, process specifications, customer lists, price data, relationships with employees, manner of operations, business plans, and other documents owned or at any time in the future developed by the Company or its subsidiaries or affiliates or its or their agents or consultants, or used presently or at any time in the future in the course of its or their business that is not otherwise part of the public domain (collectively, the "Proprietary Information"). All such Proprietary Information is considered secret and will be available to Employee in confidence. Except in the performance of duties on behalf of the Company, Employee shall not, directly or indirectly for any reason whatsoever, disclose or use any such Proprietary Information, unless such Proprietary Information ceases (through no fault of Employee's) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Proprietary Information or otherwise to the

Company's or its subsidiaries or affiliates' business, which Employee prepares, uses or encounters, shall be and remain the Company's or its subsidiaries or affiliates' sole and exclusive property and shall be included in the Proprietary Information. Upon termination of this Agreement by any means, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Proprietary Information, not previously delivered to the Company, that may be or at any previous time has been in Employee's possession or under Employee's control.

     B. Employee hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company's Proprietary Information by any means whatsoever and any time before, during or after Employee's employment with the Company shall constitute Unfair Competition. Employee agrees that Employee shall not engage in Unfair Competition either during the time employed by the Company or any time thereafter.

VI.  OWNERSHIP AND ASSIGNMENT OF PROPRIETARY INFORMATION.

     A. Employee shall disclose to the Company all Proprietary Information which he may conceive or make during his employment, either solely, jointly, or in common with others, and which (1) are developed, either in whole or in part, by use of the Company's or its subsidiaries' or affiliates' equipment, supplies, facilities or Proprietary Information, or (2) are related to the Company's or its subsidiaries' or affiliates' business at the time of conception or reduction to practice, or (3) are related to the Company's or its subsidiaries' or affiliates' actual or demonstrably anticipated research or development at the time of conception or reduction to practice, or (4) result from any work Employee performs for the Company or its subsidiaries or affiliates.

     B. Employee agrees to assign to the Company complete ownership of all Proprietary Information which he conceives under the circumstances listed in
Section VI-A above, and as well as complete ownership of all patent applications, patents, trademarks, and copyrights (United States and foreign) which the Company may desire to secure with respect to such Proprietary Information. Employee further agrees, both during his employment and thereafter, to cooperate with the Company in procuring such patents, trademarks, and copyrights, including execution of all documents necessary or incidental to such processes.

     C. Employee acknowledges that he has read the California Goggin Act attached hereto as Exhibit B and understands that under its provisions Employee may retain ownership of inventions that he may make entirely on his own time and in a manner not described in Section VI-A above. Employee agrees, however, to disclose to the Company all inventions that he conceives during his employment, including any invention which he desires to retain as his own property, so that the Company may determine if such invention qualifies under the law for retention as Employee's property. The Company will treat any such disclosed information as confidential unless such information (1) was previously known to the Company, (2) is disclosed in patents or other publications, (3) has been imparted to the Company by third parties, or (4) is well known to the trade to which it relates. Employee understands that this paragraph applies even if he works outside of California.

     D. Employee agrees, during his employment and thereafter, to maintain and make available to the Company, upon its request, complete and up-to-date written records (including computer files, photographs, or drawings, where appropriate) of all Proprietary Information which, during the course of his employment with the Company, he has conceived or created, either in whole or in part.

 VII. NON-COMPETITION.

     Employee agrees that, during the term of this Agreement, he will not, directly or indirectly, without the prior written consent of the Board of Directors of the Company, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with, any business, individual, partner, firm, corporation, or other entity which is then in competition with the business of the Company or any subsidiary or affiliate of the Company. Employee further acknowledges and agrees that by virtue of his position and duties with the Company, including his access to the Proprietary Information of the Company in discharging such duties, Employee's employment or participation with any entity in competition with the Company or its subsidiaries or affiliates for a period of one (1) year after termination of this Agreement would inevitably require Employee to use or disclose the Company's Proprietary Information in violation of this Agreement.

VIII. ANTISOLICITATION.

     Employee promises and agrees that during the term of this Agreement, and for a period of one (1) year after the termination or expiration of this Agreement, he will not solicit or attempt to solicit customers of the Company or any of its subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

IX.  JOINING FORMER COMPANY EMPLOYEES.

     Employee promises and agrees that for one (1) year following his termination of employment other than pursuant to Section IV-C above or Disability above or expiration of this Agreement, he will not enter into business or work with any person who was employed with the Company or its subsidiaries or affiliates, and who earned annually $25,000 or more as a Company or subsidiary or affiliate employee during the last six months of his or her own employment, in any business, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

X.   SOLICITING EMPLOYEES.

     Employee promises and agrees that he will not, for a period of one (1) year following termination of his employment or the expiration of this Agreement, directly or indirectly solicit any of the Company or subsidiary or affiliate employees who earned annually $25,000 or more as a Company or subsidiary or affiliate employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

XI.  REMEDIES.

     It is expressly agreed that the Company will or would suffer irreparable injury if Employee were to engage in any conduct or commit any act in violation of Sections V - X above, and the Company would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction. Employee consents and stipulates to the entry of such injunctive relief in such a court prohibiting him from engaging in any action in violation of this Agreement, which relief shall be cumulative to other remedies at law or in equity and shall not be construed as an exclusive remedy.

XII. SUCCESSORS.

     A. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

     B. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

XIII. WAIVER.

     No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.



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


XIV. MODIFICATION.

     This Agreement may not be amended or modified other than by a written agreement executed by Employee and the Company and approved by the Board of Directors.

XV.  SAVINGS CLAUSE.

     If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. In the event that a court of competent jurisdiction determines that any provision or portion of this Agreement is unreasonable, arbitrary, against public policy or otherwise unenforceable, such court shall enforce such provision to the extent the court determines reasonable or in accordance with public policy and to the maximum extent enforceable by law.

XVI. COMPLETE AGREEMENT.

     This Agreement constitutes and contains the entire agreement and final understanding concerning Employee's employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.



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


XVII. GOVERNING LAW.

     This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

XVIII. CONSTRUCTION.

     Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XIX. COMMUNICATIONS.

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee at Stellex Aerospace, 21550 Oxnard Street, Suite 570, Woodland Hills, CA 91367 or addressed to the Company at Stellex Aerospace Holdings, Inc., c/o Stellex Industries, Inc., 1430 Broadway, 13th Floor, New York, NY 10018. Either party may change the address at which notice shall be given by written notice given in the above manner.



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


XX.  EXECUTION.

     This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

XXI. EXTENSION.

     Without in any manner obligating either party to extend the term of this Agreement or to enter into a new employment agreement, the Company and Employee agree that they will commence discussions respecting the possibility of extending this Agreement on or about April 1, 2001, with a view toward resolving their respective willingness to extend same and the terms of such extension, if any, on or about June 30, 2001.

     In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

"COMPANY"                                        "EMPLOYEE"

STELLEX AEROSPACE HOLDINGS, INC.
                                                 /s/ Bradley C. Call
                                                 -------------------------------
By  /s/ William L. Remley                        Bradley C. Call
   -------------------------------
Its Vice Chairman
   -------------------------------


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


                                    EXHIBIT A

                             ANNUAL INCENTIVE BONUS

     Employee shall be eligible for an annual incentive bonus, beginning with fiscal year 1998, based upon the Company's attainment of targeted annual EBITDA pursuant to the following schedule:

      Actual EBITDA                          Bonus as a
      divided by Targeted                    Percentage of
      EBITDA                                 Base Salary (except as noted)

      Less than 85%                          $40,000 Fixed Sum
      Between 85% and 100%                   Prorated between (a) the percentage
                                             derived by dividing 40,000 by
                                             Base Salary at 85% of Target
                                             EBITDA and (b) 40% of Base
                                             Salary at 100% of Targeted
                                             EBITDA

      100%                                   40.0%
      115%                                   50.0%
      125% or greater                        60.0%
      [Interpolate between levels]

The target EBITDA shall be established annually by the Board of Directors no later than January 1 of each fiscal year, subject to timely finalization of the Company's and its subsidiaries' annual budget. As used herein, "EBITDA" shall mean, for any period, determined for the Company in conformity with generally accepted accounting principles consistently applied (i) the sum of the amounts for such period of (A) net income (i.e., the net earnings or loss after taxes),
(B) depreciation and amortization expense, (C) interest expense, and (D) federal, state, local, and foreign income taxes, minus (ii) extraordinary or non-recurring gains. The Board of Directors may, in its sole discretion, consider other appropriate adjustments to EBITDA. Within thirty (30) days after completion of the Company's (or Stellex Industries, Inc.'s) audited financial statements for the fiscal year, the Board of Directors shall determine the eligibility and amount of any Incentive Bonus and shall pay such bonus to Employee in a lump sum, less standard withholdings and authorized deductions. For purposes of determining the annual incentive bonus for fiscal year 1998, Employee's base salary for the year shall be considered to be $300,000.00.

                                    EXHIBIT B

                                 THE GOGGIN ACT

            Sections 2870, 2871 and 2872 of the California Labor Code

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer;

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by
Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.


                                      B-2